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                                                           EXHIBIT 10.9



                            Diplomat Ambassador, Inc.
                           1010 Arch Street, 3rd Floor
                        Philadelphia, Pennsylvania 19107

                                February 27, 1997

Mr. Edward Kauz
21 Wigwam Road
Locust, New Jersey 07760

Dear Mr. Kauz:

      Supplementing the Employment Agreement between us dated February 27, 1997 (the "Employment Agreement"), this will confirm that we have agreed as follows:

      1. If, prior to the closing of the acquisition by Diplomat Ambassador, Inc. ("Diplomat") of the assets of Renaissance Eyewear, Inc. ("Renaissance"), you, or any other executive of Renaissance actually knew or obtained knowledge of any return, credit, or other adjustment that may adversely affect the receivables of Renaissance, which is not disclosed on, or arose after the date of, the final balance sheet of Renaissance dated January 31, 1997, and failed to advise Rudy Slucker or Barry Budilov, in writing prior to the closing of such acquisition, of its existence, the amount or cost of such return, credit, or other adjustment shall be deducted, on a dollar-for-dollar basis, from the compensation and non-compete payments that otherwise would be payable to you under the Employment Agreement, but only to the extent that such amount or cost exceeds $100,000.00. Annexed hereto as Schedule A is a list of such returns, credits, and other adjustments known to you or other executives of Renaissance as of the date of this letter.

      2. You will immediately provide information and make arrangements, in cooperation with employees of Diplomat Ambassador, Inc. ("Diplomat"), so that Diplomat, at its option, may become the owner of a $1 million term life insurance policy on your life currently owned by Renaissance before such policy is canceled for nonpayment of premiums. If Diplomat is the owner of that policy at the time of your death, it will apply the proceeds of the policy to the payment of the unpaid balance, if any, of the $500,000.00 payable to you in consideration of the non-competition covenants of Section 8 of the Agreement, but any excess of policy proceeds over such unpaid balance will belong to Diplomat. If Diplomat owns the policy at the time of your death, and the proceeds of the policy are paid directly to your estate or your designees, such payment shall be deemed to reduce, on a dollar-for-dollar basis, any then-remaining obligation of Diplomat to make payments with respect to such non-competition covenants. Notwithstanding anything to the contrary set forth in this letter, however, Diplomat shall not be required to become the owner of this life insurance policy, and will have the right to stop paying the premiums on the policy and

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Mr. Edward Kauz
February 27, 1997
Page 2

to allow the policy to be terminated if Diplomat does become the owner of the policy.

      3. If, during the term of your employment by Diplomat, you introduce Diplomat to a company as a potential merger or acquisition partner, and Diplomat enters into a final agreement for the purchase of substantially all of the assets of, or for a merger with, or to otherwise acquire, the business of that company within six (6) months after you make the introduction, you will be entitled to receive a commission, as follows:

            (a) If Diplomat registers its stock under the Securities Act of 1933 and offers such stock for sale to the public under such registration statement ("goes public") after the closing of the transaction with respect to which you earn a commission (the "Transaction") you will be entitled to receive, at the time Diplomat goes public, options to purchase Diplomat common stock worth an amount equal to 1% of the amount of net consideration paid by Diplomat in connection with the Transaction, at a purchase price equal to the opening price for such stock on the date Diplomat goes public.

            (b) If Diplomat goes public before the closing of the Transaction, you will be entitled to receive, upon the closing of the Transaction, options to purchase Diplomat common stock worth an amount equal to 1% of the amount of net consideration paid by Diplomat in connection with the Transaction, at a purchase price equal to the closing price for such stock on the date of the closing.

            (c) For purposes of this Agreement, the net consideration paid by Diplomat in connection with a Transaction shall be deemed to include only the net amount or net value paid in consideration of assets (if assets purchased) or securities (in the event of a merger or purchase of a controlling stock interest), and shall not be deemed to include separate payments made in connection with employment, consulting, or similar arrangements with the principals or other employees of the acquired business.

            (d) By way of example, if, after Diplomat goes public, (i) you introduce Diplomat to a company, (ii) Diplomat purchases its assets for $1,000,000.00 under a final agreement executed within six (6) months after you make the introduction, and (iii) Diplomat's common stock closes at $20.00 per share on the date of the closing, you will be entitled to receive a commission of options to purchase 500 shares of Diplomat common stock at a purchase price of $20.00 per share.


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Mr. Edward Kauz
February 27, 1997
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            (e) Notwithstanding anything to the contrary set forth above, your right to receive unpaid commissions will terminate at the time of the termination of your employment if (i) Diplomat terminates your employment for any of the reasons specified in Section 2(b)(ii), 2(b)(iii), or 2(b)(iv) of the Agreement prior to the expiration of the five year term of the Agreement, or (ii) you terminate your employment in breach of the Agreement.

      4. Under our agreement, the inventory (the "Canadian Inventory") of your Canadian company, Lunette Renaissance Eyewear, Inc. ("Renaissance Canada") belongs to Diplomat as of the time that Diplomat acquires Renaissance's assets (the "Closing") . Annexed hereto as Schedule B is a list of the Canadian Inventory and its value as of February ___, 1997.

            (a) If and to the extent that the Canadian Inventory is sold after the time of the Closing, proceeds from such sale in an amount equal to the value of the inventory sold as set forth on Schedule B hereto shall belong to, and shall be immediately paid over to Diplomat, and the balance of such proceeds shall belong to Renaissance Canada.

            (b) Diplomat agrees that you may, and you agree to, attempt to sell Renaissance Canada, or all of its assets, promptly after the date of this Agreement, as a going concern. If you sell Renaissance Canada or its assets as a going concern, proceeds from that sale in an amount equal to the value of Canadian Inventory as set forth on Schedule B hereto, less amounts previously paid to Diplomat with respect to such inventory, shall belong to, and shall be immediately paid over to, Diplomat, and the balance of such proceeds shall belong to Renaissance Canada.

      Please confirm our agreement by signing this letter where indicated below.

                                                  Very truly yours,
                                                  DIPLOMAT AMBASSADOR, INC.


                                                  BY
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Confirmed and agreed to.

 /s/ Edward Kauz
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     Edward Kauz

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